Exhibit 1.01
SkyWater Technology, Inc.
Conflict Minerals Report for the year ended December 31, 2022

I.Introduction

SkyWater Technology, Inc. (collectively with its subsidiaries, “we,” “our” or “us”) is a U.S.-based, independent, pure-play technology foundry that offers advanced semiconductor development and manufacturing services from our fabrication facilities, or fabs, in Bloomington, Minnesota and Kissimmee, Florida. In our technology as a service model, we leverage a strong foundation of proprietary technology to co-develop process technology intellectual property (“IP”) with our customers that enables disruptive concepts through our Advanced Technology Services for diverse microelectronics (integrated circuits, or ICs) and related micro- and nanotechnology applications. In addition to differentiated technology development services, we support customers with volume production of ICs for high-growth markets through our Wafer Services. The combination of semiconductor development and manufacturing services we provide our customers is not available to them from a conventional fab. In addition, we believe our status as a publicly-traded, U.S.-based, pure-play technology foundry with Defense Microelectronics Activity, or DMEA, Category 1A accreditation from the DoD positions us well to provide distinct, competitive advantages to our customers. These advantages include the benefits of enhanced IP security and easy access to a U.S. domestic supply chain.

Certain of our products contain materials or components containing tin, tantalum, tungsten and/or gold (“3TG”) that are necessary to the functionality or production of those products. As a result, we are obligated to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). If a company is subject to the Rule, the company must generally investigate the origin of the 3TG in its products. If it appears the company’s 3TG may have originated in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”) and is not from scrap or recycled sources, the company must then exercise due diligence over the source and chain of custody of such 3TG and disclose certain information about its due diligence efforts in this separate Conflict Minerals Report.

Due to the depth of our supply chain, we are far removed from the sources of ore from which these 3TG are produced and the smelters/refiners that process those ores. Our efforts undertaken to identify the origin of those ores as described in this Conflict Minerals Report reflect our circumstances and position in the supply chain. We believe the amount of information that is available globally on the traceability and sourcing of these ores remains limited at this time. We also believe this situation is not unique to us.

II.Reasonable Country of Origin Inquiry

There are many layers between us and the smelters or refiners that produce the 3TG in our products, the exact number of which varies depending on the components provided to us by our suppliers. In all cases, we rely on our direct suppliers to provide information on the origin of 3TG contained in the components and materials they supply to us, including sources of 3TG that are supplied to them from lower-tier suppliers.

To gather this information, we conducted a reasonable country of origin inquiry, in which we contacted our direct suppliers to request that they complete the Responsible Minerals Initiative’s Conflict Minerals Reporting Template (“CMRT”) regarding the presence and origin of the 3TG in the products and materials they supply to us.

We reviewed the responses received from our direct suppliers (or, in some cases, the supplier’s CMRT, if the supplier had already completed its own reasonable country of origin inquiry and opted to provide its own CMRT) and, if necessary, requested that our suppliers provide corrections and clarifications to resolve any incomplete or inconsistent information in their responses.

Overall, we identified a total three direct suppliers as being within the scope of our reasonable country of origin inquiry. All of those suppliers responded to our reasonable country of origin inquiry. As such, we believe our reasonable country of origin inquiry and process was reasonably designed and performed in good faith. However, there are inherent limitations in the information provided to us by third parties, including the possibility of information being inaccurate, incomplete or falsified despite our efforts to validate and confirm the information.

After reviewing the results of our reasonable country of origin inquiry, we determined that, of the three suppliers who responded to our reasonable country of origin inquiry, three suppliers indicated that 3TG was necessary for the functionality or production of the products they supply to us.

Based on our smelter/refiner database, we further determined that those three suppliers potentially source the 3TG in the products they supply to us from 75 verified smelters or refiners, and of those 75 verified smelters or refiners, some potentially sourced their 3TG from a Covered Country during calendar year 2022. Therefore, we determined that the Rule required that we exercise due diligence on the source and chain of custody of such 3TG. We also identified scrap and recycled minerals as sources of materials in our supply chain.

III.Design of Due Diligence Framework

We designed our overall conflict minerals due diligence framework to conform in all material respects with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (the “Guidance”).

IV.Due Diligence Measures

As part of our due diligence on the source and chain of custody of the necessary 3TG contained in our products that we had reason to believe may have originated from the Covered Countries, following our reasonable country of origin inquiry as described above, we reviewed the smelters and refiners identified as potentially being in our supply chain against the Responsible Minerals Initiative, which allows us to access certain Responsible Minerals Initiative working groups to further facilitate the exchange of supply chain data and technical information.

V.Due Diligence Results

Our due diligence results are inherently limited. As a downstream purchaser of 3TG, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary 3TG. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary 3TG. We also rely, to a large extent, on information collected and provided by independent third-party audit programs such as those described above. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud. Overall, sourcing information about our products in their entirety is not yet available. However, after reviewing the results of our due diligence, we did not find evidence to suggest that any of the 3TG in our supply chain funded or benefited armed groups in the Covered Countries.

VI.Process Considerations

We will continue to communicate our expectations regarding Conflict Minerals compliance and supply chain due diligence to our direct suppliers. We will also continue to undertake additional fact and risk assessments where necessary, and monitor changes in supplier circumstances that may impact their Conflict Minerals compliance and due diligence practices, which in turn may impact our continued engagement of and relationship with certain suppliers. As part of our risk mitigation efforts, we expect our suppliers who are using smelters or refiners that are not verified as conformant with the Responsible Minerals Assurance Process to publicly demonstrate progress toward a fully conformant supply chain. If we become aware of suppliers whose sourcing practices with respect to 3TG continually raise red-flag risks, we may take steps to reevaluate the business relationship with those suppliers. We expect our direct suppliers to take similar measures with their suppliers to ensure alignment with our sourcing philosophy throughout our supply chain.

VII.Independent Private Sector Audit

Pursuant to current guidance issued by the U.S. Securities and Exchange Commission, an independent private sector audit is not required for this Conflict Minerals Report.

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